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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MedImmune, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting and Proxy Statement
2 0 0 3

        April 17, 2003

Dear MedImmune Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Gaithersburg Marriott, Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on May 22, 2003 at 10:00 a.m. Information about the meeting, the nominees for directors and the proposals to be considered are presented in the Notice of Annual Meeting and the Proxy Statement on the following pages.

        In addition to the formal items of business to be brought before the meeting, I will report on our Company's operations during 2002. This will be followed by a question and answer period.

        Your participation in MedImmune's affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the meeting, please sign, date and return the enclosed proxy promptly.

        We look forward to seeing you on May 22nd.

                    Sincerely,

                    DAVID M. MOTT

                    Chief Executive Officer

35 West Watkins Mill Road	Gaithersburg, Maryland 20878	301-417-0770	Fax: 301-527-4200 www.medimmune.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 22, 2003

        The Annual Meeting of Stockholders of MedImmune, Inc. will be held at the Gaithersburg Marriott, Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland on May 22, 2003 at 10:00 a.m., for the following purposes:

  1.
  To elect nine directors;

  2.
  To approve an amendment to the Restated Certificate of Incorporation;

  3.
  To approve an amendment to the 1999 Stock Option Plan;

  4.
  To approve the 2003 Non-Employee Directors Stock Option Plan;

  5.
  To approve and ratify the appointment of PricewaterhouseCoopers LLP as independent auditors; and

  6.
  To transact such other business as may properly come before the meeting and any adjournment thereof.

        Stockholders of record at the close of business on March 31, 2003 are entitled to receive notice of, and to vote at, the Annual Meeting.

                    By Order of the Board of Directors,

                    TIMOTHY R. PEARSON
                    Corporate Secretary

35 West Watkins Mill Road
Gaithersburg, Maryland 20878
April 17, 2003

PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of MedImmune, Inc. ("MedImmune" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders on May 22, 2003. This Proxy Statement, the accompanying proxy card and Annual Report to Stockholders are being mailed to stockholders on or about April 17, 2003. Business at the Annual Meeting is conducted in accordance with the procedures determined by the presiding officer and is generally limited to matters properly brought before the meeting by or at the suggestion of the Board of Directors or by a stockholder pursuant to provisions requiring advance notice and disclosure of relevant information.

        The number of voting securities of MedImmune outstanding on March 31, 2003, the record date for the meeting, was 251,757,568 shares of common stock, $.01 par value per share, each share being entitled to one vote. Stockholders do not have cumulative voting rights.

Voting of Proxies

        Since many MedImmune stockholders are unable to attend the Company's Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, then sign, date and return the card in the enclosed, stamped envelope.

        If no choice is specified and the card is properly signed and returned, the shares will be voted by the proxy committee (the "Proxy Committee") as recommended by the Company. A stockholder who signs a proxy may revoke or revise that proxy at any time before the meeting. A previously returned proxy may be canceled by voting by ballot at the meeting. Stockholder proxies are received by American Stock Transfer & Trust Company, the Company's independent proxy processing agent, and the vote is certified by Inspectors of Election.

        MedImmune's Proxy Committee consists of Mr. David M. Mott, Chief Executive Officer and Vice Chairman, and Mr. Melvin D. Booth, President and Chief Operating Officer. To the extent permitted by the Federal securities laws, proxy cards, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of stock represented by the proxies on certain other matters, including any matter presented after March 14, 2003. If any of the nominees for director named in "Proposal 1—Election of Directors" should be unavailable for election, the proxies will be voted for the election of such other person as may be recommended by the Company in place of such nominee.

Stockholders Entitled to Vote

        Stockholders of record at the close of business on March 31, 2003 are entitled to receive notice of the meeting and to vote their shares held on that date. The holders of a majority of the issued and outstanding shares of stock of the Company entitled to vote at the meeting must be represented in person or by proxy at the Annual Meeting for the meeting to be held. The election of directors requires a plurality of the votes of the stockholders represented at the meeting. The proposed amendment to the Company's Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the shares of common stock outstanding on the record date. All other matters to be submitted to the stockholders require the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. Abstentions have the same effect as a vote against any such matter.

Broker non-votes are deemed not entitled to vote and are not counted as votes for or against any such matter.

Attendance at Annual Meeting

        To ensure the availability of adequate space for MedImmune stockholders wishing to attend the meeting, priority seating will be given to stockholders of record, beneficial owners of the Company's stock having evidence of such ownership, or their authorized representatives, and invited guests of management. In addition, a stockholder may bring one guest. In order that seating may be equitably allocated, a stockholder wishing to bring more than one guest must write to the Corporate Secretary of the Company in advance of the meeting and receive written concurrence. Those unable to attend may request a copy of the report of the proceedings of the meeting from the Corporate Secretary.

PROPOSAL 1—ELECTION OF DIRECTORS

        A Board of nine directors is to be elected at the Annual Meeting, each director so elected to hold office for a term of one year and until the election and qualification of a successor. All directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Company's By-Laws authorize the Board of Directors from time-to-time to determine the number of its members. Vacancies in unexpired terms and any additional positions created by board action are filled by the existing Board of Directors.

The Board of Directors recommends a vote FOR the following nominees:

        The table below shows the name and age (as of the date of the Annual Meeting) of each of the directors, any positions and offices held by each with MedImmune, and the period during which each has served as a director of MedImmune, Inc.

Name	Age	Position Held	Served as Director Since
Wayne T. Hockmeyer, Ph.D.	58	Chairman6*	1988
David M. Mott	37	Chief Executive Officer and Vice Chairman[4,6]	1995
Melvin D. Booth	58	President and Chief Operating Officer	1998
Franklin H. Top, Jr., M.D.	67	Executive Vice President and Medical Director	1988
M. James Barrett, Ph.D.	60	Director1,2,5*,6	1988
James H. Cavanaugh, Ph.D.	66	Director2*,3*,6	1990
Barbara Hackman Franklin	63	Director1,2,3,4*	1995
Gordon S. Macklin	74	Director1*,2,3,4,6	1994
Elizabeth H. S. Wyatt	55	Director[1,5]	2002

(1)
Member of the Audit Committee
(2)
Member of the Compensation and Stock Committee
(3)
Member of the Corporate Governance and Nominating Committee
(4)
Member of the Investment Committee
(5)
Member of the Compliance Committee
(6)
Member of the Executive Committee
*
Chairman of indicated committee

Dr. Hockmeyer founded MedImmune, Inc. in April 1988 as President and Chief Executive Officer and was elected to serve on the Board of Directors in May 1988. Dr. Hockmeyer became Chairman of the Board of Directors in May 1993. He relinquished his position as Chief Executive Officer in October 2000 and now serves as the Chairman of the Board of Directors and President of MedImmune Ventures, Inc. Dr. Hockmeyer earned his bachelor's degree from Purdue University and his Ph.D. from the University of Florida in 1972. In 2002, Dr. Hockmeyer was awarded a Doctor of Science honoris causa from Purdue University. From 1966 to 1986, he served as a commissioned officer in the United States Army. From 1980 to 1986, he was Chairman of the Department of Immunology at the Walter Reed Army Institute of Research. In 1986, Dr. Hockmeyer joined Praxis Biologics as Vice President of Research and Development. Dr. Hockmeyer is a member of the Maryland Economic Development Commission and the Maryland Technology Development Corporation. He is a member of the Board of Directors of Advancis Pharmaceutical Corp., Diversa Corporation, GenVec, Inc., InterMune Pharmaceuticals, Inc., Idenix Pharmaceuticals, Inc., and TolerRx Inc. Dr. Hockmeyer is also a member of the Board of Directors of the Biotechnology Industry Organization.

Mr. Mott was appointed Chief Executive Officer and Vice Chairman in October 2000. He joined the Company in April 1992 as Vice President with responsibility for business development, strategic planning and investor relations. In 1994, Mr. Mott assumed additional responsibility for the medical and regulatory groups, and in March 1995 was appointed Executive Vice President and Chief Financial Officer. In November 1995, Mr. Mott was appointed to the position of President and Chief Operating Officer and was elected to the Board of Directors. In October 1998, Mr. Mott was appointed Vice Chairman. Prior to joining the Company, he was a Vice President in the Health Care Investment Banking Group at Smith Barney, Harris Upham & Co., Inc. Mr. Mott is Chairman of the Board of Directors of Conceptis Technologies and also serves on the Board of Trustees of St. James School and on the Board of Governors of Beauvoir, the National Cathedral Elementary School. He holds a bachelor of arts degree from Dartmouth College.

Mr. Booth joined the Company in October 1998 as President and Chief Operating Officer and was elected to serve on the Board of Directors in November 1998. Prior to joining the Company, Mr. Booth was President, Chief Operating Officer and a member of the Board of Directors of Human Genome Sciences, Inc. from July 1995 until October 1998. Prior to that time, Mr. Booth had been employed at Syntex Corporation from 1975 to 1995, where he held a variety of positions, including President of Syntex Laboratories, Inc. from 1993 to 1995 and Vice President of Syntex Corporation from 1992 to 1995. From 1992 to 1993, he served as the President of Syntex Pharmaceuticals Pacific. From 1991 to 1992, he served as an area Vice President of Syntex, Inc. From 1986 to 1991, he served as the President of Syntex, Inc., Canada. Mr. Booth is a past Chairman of the Pharmaceutical Manufacturers Association of Canada, and is currently a board member of NovaScreen Biosciences Corporation, Focus Technologies, Inc. and Spacehab, Inc. Mr. Booth graduated from Northwest Missouri State University and holds a Certified Public Accountant Certificate.

Dr. Top became the Company's Medical Director in 1990. Dr. Top joined the Company in June 1988 as Executive Vice President and was elected to the Board of Directors in July 1988. Prior to joining the Company, Dr. Top served as Senior Vice President for Clinical and Regulatory Affairs at Praxis Biologics from 1987 to 1988. Prior to 1987, Dr. Top served for 22 years in the U.S. Army Medical Research and Development Command, where he was appointed Director, Walter Reed Army Institute of Research in 1983. Dr. Top holds a doctorate of medicine cum laude and a bachelor of science degree in biochemistry from Yale University.

Dr. Barrett has been a director of the Company since 1988. He is the Chairman of the Board of Sensors for Medicine and Science, Inc., which he founded, and is a General Partner of New Enterprise Associates. From January 1997 to September 2001 he served as Chairman of the Board and Chief Executive Officer of Sensors for Medicine and Science, Inc. From July 1987 to September 1996, he was Chief Executive Officer and a director of Genetic Therapy, Inc. From 1982 to July 1987, Dr. Barrett served as President of Life Technologies, Inc. and its predecessor, Bethesda Research Laboratories, Inc. Prior to 1982, he was employed at SmithKline Beecham Corporation for 13 years, where he held a variety of positions, including President of its In Vitro Diagnostic Division and President of SmithKline Clinical Laboratories. He also serves on the Boards of Pharmion, Inc., Inhibitex, Inc., Iomai Corporation and Targacept, Inc. Dr. Barrett holds a doctorate in biochemistry from the University of Tennessee and a master's degree in business administration from the University of Santa Clara.

Dr. Cavanaugh has been a director of the Company since September 1990 and has been a General Partner of HealthCare Ventures L.L.C. (HCV) since 1989. Prior thereto, Dr. Cavanaugh served as President of SmithKline and French Laboratories U.S., Inc., from March 1985 to February 1989 and as President of SmithKline Clinical Laboratories from 1981 to 1985. Prior thereto, Dr. Cavanaugh was the President of Allergan International, a specialty eye care company. Dr. Cavanaugh also serves as a member of the Board of Directors of 3-Dimensional Pharmaceuticals, Inc., Shire Pharmaceuticals Group PLC, Diversa Corp. and Versicor, Inc. Prior to his industry experience, Dr. Cavanaugh was Deputy Assistant to the President for Domestic Affairs and Deputy Chief of the White House Staff. Before his White House tour, he served as Deputy Assistant Secretary for Health and Scientific Affairs in the U.S. Department of Health, Education and Welfare and as Special Assistant to the Surgeon General of the U.S. Public Health Service. In addition to serving on the boards of directors of several health care and biotechnology companies, Dr. Cavanaugh currently serves on the Board of Directors of the National Venture Capital Association and as Trustee Emeritus of the California College of Medicine. He has served on the Board of Directors of the Pharmaceutical Research and Manufacturers Association, Unihealth America, the Proprietary Association and on the Board of Trustees of the National Center for Genome Resources. He was a Founding Director of the Marine National Bank in Santa Ana, California. Dr. Cavanaugh holds a doctorate and a master's degree from the University of Iowa and a bachelor of science degree from Fairleigh Dickinson University.

Ms. Franklin has been a director of the Company since November 1995 and, since January 1995, has served as the President and Chief Executive Officer of Barbara Franklin Enterprises, a private international consulting and investment firm in Washington, D.C. Between January 1993 and January 1995, she was a lecturer and served as a director of various corporations and organizations. Previously, Ms. Franklin served as the 29th U.S. Secretary of Commerce. She has also served as an Alternate Representative to the United Nations General Assembly. Ms. Franklin founded Franklin Associates, an internationally recognized consulting firm, and served as its President from 1984 through 1992. She was Senior Fellow of the Wharton School of the University of Pennsylvania (1979-1988), one of the original Commissioners of the U.S. Consumer Product Safety Commission (1973-1979) and a staff assistant to the President, creating the first White House effort to recruit women for high level government jobs (1971-1973). Earlier she held executive positions at Citibank and the Singer Company. Ms. Franklin currently serves on the board of directors of Aetna Inc., The Dow Chemical Company, Milacron, Inc. and GenVec, Inc. and is past Chairman of the Board of Guest Services, Inc., a private hospitality company. She is a trustee of the Financial Accounting Foundation, a past director of the Nasdaq Stock Market, Inc. and the American Institute of CPAs and has been awarded the John J. McCloy Award for contributions to audit excellence. She has been honored as director of the year by the National Association of Corporate Directors. Ms. Franklin graduated from the Pennsylvania State University with distinction and received a master's degree in business administration from Harvard Business School.

Mr. Macklin has been a director of the Company since July 1994. Mr. Macklin has been an independent financial advisor since 1992. He served as Chairman of the White River Corporation from 1994 to 1998. From 1987 through 1992, he was Chairman and Co-CEO for Hambrecht and Quist Group, an investment banking and venture capital firm. Previously, Mr. Macklin was President of the National Association of Securities Dealers, Inc., from 1970 through 1987. He also served as Chairman of National Clearing Corporation (1970 to 1975) and as a partner and member of the Executive Committee of McDonald & Company Securities, Inc., where he was employed from 1950 through 1970. Mr. Macklin serves on the Boards of Martek Biosciences Corporation, Overstock.com, Spacehab, Inc., White Mountains Insurance Group, Ltd., and is director, trustee or managing general partner, as the case may be, of 48 of the investment companies in the Franklin Templeton Group of Funds.

Ms. Wyatt has been a director of the Company since February 2002. Ms. Wyatt retired in December 2000 from Merck & Co., Inc. where she had headed Merck's worldwide product and technology acquisition activities as Vice President of Corporate Licensing. Ms. Wyatt joined Merck in 1980 and was responsible for many of its major agreements. Previously she had been a consultant and an academic administrator, for example, responsible for the Harvard Business School's first formal marketing of its executive education programs. She currently serves on the Board of Directors of The Seabury Group LLC and certain of its affiliates, Neose Technologies, Ariad Pharmaceuticals and on the Board of Trustees of Randolph-Macon College. Ms. Wyatt graduated with a bachelor of arts magna cum laude and Phi Beta Kappa from Sweet Briar College, earned a master's degree in education from Boston University and a master's degree in business administration with honors from The Harvard Business School.

Committees and Meetings

        Committees of the Board of Directors consist of the Audit Committee, the Compensation and Stock Committee, the Corporate Governance and Nominating Committee, the Investment Committee, the Compliance Committee and the Executive Committee. Information concerning the committees is set forth below.

        The Audit Committee oversees matters relating to the integrity of the Company's financial statements, the Company's compliance with legal requirements relating to financial disclosure, the qualifications and independence of the Company's independent auditors and the effectiveness of the Company's internal audit function and independent auditors. The Audit Committee also reviews audit plans and procedures, changes in accounting policies and the use of the independent accountants for any non-audit services. In addition, the Audit Committee reviews any related party transactions involving the Company. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of any complaints received by the Company regarding accounting, internal accounting controls or auditing matters and any confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The members of the Audit Committee are Mr. Macklin (Chairman), Dr. Barrett, Ms. Franklin and Ms. Wyatt. During 2002, the Audit Committee met seven times.

        The Compensation and Stock Committee determines the compensation and benefits of all officers of the Company and establishes general policies relating to compensation and benefits of employees of the Company. The Compensation and Stock Committee is also responsible for administering the Company's stock option plans in accordance with the terms and conditions set forth therein. The members of the Compensation and Stock Committee are Dr. Cavanaugh (Chairman), Dr. Barrett, Ms. Franklin and Mr. Macklin. During 2002, the Compensation and Stock Committee met two times.

        The Corporate Governance and Nominating Committee oversees matters regarding the Company's corporate governance and the composition and effectiveness of the Board of Directors. The Corporate Governance and Nominating Committee's responsibilities include identifying, reviewing qualifications of and making recommendations with respect to potential nominees to fill open positions on the Board of Directors. The Corporate Governance and Nominating Committee also considers qualifications of nominees recommended by MedImmune stockholders. Any stockholder who wishes to recommend a nominee may do so by written submission to the Corporate Secretary. The members of the Corporate Governance and Nominating Committee are Dr. Cavanaugh (Chairman), Ms. Franklin and Mr. Macklin. During 2002, the Corporate Governance and Nominating Committee did not meet.

        The Investment Committee is responsible for overseeing the Company's investment portfolio. The Investment Committee reviews the Company's investment policy, oversees the performance of MedImmune Ventures, Inc. and evaluates the performance of the Company's investment portfolio. The members of the Investment Committee are Ms. Franklin (Chairman), Mr. Macklin and Mr. Mott. During 2002, the Investment Committee met one time.

        The Compliance Committee oversees compliance by the Company with laws and regulations relating to the research, development, manufacture and marketing of the Company's products. The members of the Compliance Committee are Dr. Barrett (Chairman) and Ms. Wyatt. During 2002, the Compliance Committee met one time.

        The Executive Committee is responsible for any matters which arise between regular meetings of the Board of Directors, to the extent permitted by applicable law. The members of the Executive Committee are Dr. Hockmeyer (Chairman), Mr. Mott, Dr. Barrett, Dr. Cavanaugh and Mr. Macklin. During 2002, the Executive Committee did not meet.

        During 2002, the Board of Directors met six times. All members of the Board attended more than 75% of the 2002 meetings of the Board and Committees on which they serve.

Report of the Compensation and Stock Committee

        The Board of Directors appoints the Compensation and Stock Committee (the "Compensation Committee") each year. The primary function of the Compensation Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to compensation of the Company's executives. The Compensation Committee consists of four outside directors, each of whom is independent within the meaning of the rules of the National Association of Securities Dealers, Inc. The Compensation Committee is governed by a written charter adopted by the Board of Directors.

        Compensation of the Company's executives is subject to review and approval by the Compensation Committee. In determining the 2002 compensation to be paid to the Company's executive officers, the Compensation Committee employed compensation policies designed to align such compensation with the interests of the Company's stockholders and to relate it to overall corporate performance. These policies are intended to attract and retain executives whose abilities are critical to the long-term success of the Company, to support a performance-oriented environment that rewards achievement of internal corporate goals and to reward executives for the enhancement of stockholder value.

        The components of the compensation of each executive officer, including the Chief Executive Officer, are base salary, cash bonus awards and stock option grants, as described below:

          Base salaries of the executive officers are targeted to be within the competitive range among biotechnology companies similar in size to the Company. The Compensation Committee utilizes the annual survey report of approximately 600 companies prepared by a leading compensation consulting firm for this purpose as well as publicly available data from peer companies. The base salaries of the executive officers are subject to certain minimums set forth in individual employment agreements.

          Cash bonuses are designed to provide annual incentives based on individual performance in achieving the Company's annual business goals. For 2002, these goals included expanding the market presence and sales of the Company's FDA-approved products, further advancing the development, manufacture and marketing of new therapeutic and vaccine products and continuing to recruit and train the Company's scientific, marketing and manufacturing teams. The Compensation Committee makes the determination as to bonus awards at the end of each year based on the subjective evaluation of the contributions of each executive officer towards the achievement of the Company's annual business goals.

          Stock option grants are intended to provide the most meaningful component of executive compensation. They provide compensation in a manner that is intrinsically related to long-term stockholder value because options have value only to the extent of share appreciation from date of grant. Stock options granted by the Company to its executives prior to February 15, 2001 generally become exercisable in 25% annual increments beginning on the first anniversary of the date of grant, while those granted by the Company to its executives on or after that date generally become exercisable in equal quarterly installments over a four-year period following the date of grant. Stock options remain exercisable for 10 years from the date of grant unless the optionee's employment with the Company is terminated.

        The Compensation Committee believes that periodic stock option grants are appropriate, particularly in view of the absence of a Company-sponsored long-term incentive or defined benefit pension plan. Periodic awards of stock options are granted to executives at the discretion of the Compensation Committee, based on an executive's contribution to the Company's strategic and product development goals. These goals include: developing product candidates through the research, development, regulatory approval, manufacturing and commercialization process; growing the business through suitable business acquisitions; and establishing strategic alliances with corporate partners and research institutions to leverage the Company's resources and to expand its research and development pipeline. The Compensation Committee also takes into account the number of stock options previously granted.

        The Compensation Committee based the 2002 compensation of the Chief Executive Officer and the Company's other executive officers on the policies described above. The base salaries of the Chief Executive Officer and the Company's other executive officers generally increased in 2002 commensurate with their increased responsibilities and the growth of the Company's operations. The 2002 cash bonuses paid to the executive officers, including the Chief Executive Officer, were based on the achievement of individual productivity and performance goals consistent with the Company's annual business goals. In February 2002 new stock option grants were made to the executive officers, including the Chief Executive Officer. These stock option grants were made by the Compensation Committee in connection with the program of making periodic stock option grants to executive officers, with the number of stock options granted to each officer determined on the basis of such officer's contribution to the Company's 2001 strategic and product development goals, as described above. Additional stock options were granted to certain executive officers in connection with promotions. See "Executive Compensation."

        A federal tax law disallows corporate deductibility for certain compensation paid in excess of $1 million to the Chief Executive Officer and the four other most highly paid executive officers of publicly held companies. "Performance-based compensation," as defined in the tax law, is not subject to the deductibility limitation provided certain stockholder approval and other requirements are met. The Company believes that the stock options granted in 2002 and prior years satisfied the requirements of Federal tax law and thus compensation recognized in connection with such awards should be fully deductible. The Compensation Committee reserves the authority to award non-deductible compensation in other circumstances as it deems appropriate.

                      James H. Cavanaugh, Ph.D., Chairman
                      M. James Barrett, Ph.D.
                      Barbara Hackman Franklin
                      Gordon S. Macklin

Executive Compensation

Summary Compensation Table

        The following table summarizes the compensation paid by the Company to David M. Mott (the Company's Chief Executive Officer) and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for the last three years. All information relating to shares of the Company's common stock has been adjusted to reflect the three-for-one split which was effected in June 2000.

Annual Compensation
Name and Principal Position				Long-Term Compensation Option Awards(#)
	Year	Salary ($)	Bonus ($)
Wayne T. Hockmeyer Chairman of the Board and the Executive Committee; President, MedImmune Ventures, Inc.	2002 2001 2000	1,000,000 737,512 637,953	0 0 800,000	250,000 0 675,000
David M. Mott Chief Executive Officer and Vice Chairman of the Board	2002 2001 2000	833,333 725,000 531,630	1,200,000 900,000 750,000	750,000 750,000 650,000
Melvin D. Booth President and Chief Operating Officer	2002 2001 2000	620,833 595,836 562,950	525,000 475,000 425,000	250,000 250,000 600,000
James F. Young President, Research and Development	2002 2001 2000	488,333 429,167 356,495	450,000 400,000 350,000	250,000 250,000 415,000
Franklin H. Top, Jr. Executive Vice President and Medical Director	2002 2001 2000	326,667 358,336 343,998	160,000 270,000 250,000	200,000 200,000 375,000

Option Grants in Fiscal 2002

        The following table sets forth information relating to the grant of stock options by the Company during 2002 to the Named Executive Officers.

	Individual Grants				Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options (#)(2)	% of Total Options Granted to Employees in Fiscal 2002	Exercise or Base Price ($/sh)	Expiration Date	5% ($)	10% ($)
Wayne T. Hockmeyer	250,000	4.19%	29.40	5/23/2012	4,622,376	11,714,007
David M. Mott	750,000	12.57%	41.41	2/21/2012	19,531,895	49,497,656
Melvin D. Booth	250,000	4.19%	41.41	2/21/2012	6,510,632	16,499,219
James F. Young	250,000	4.19%	41.41	2/21/2012	6,510,632	16,499,219
Franklin H. Top, Jr.	200,000	3.35%	41.41	2/21/2012	5,208,505	13,199,375

(1)
The indicated dollar amounts are based on the exercise price of each option and assume five and ten percent appreciation rates as set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. These calculations assume appreciation rates over an option term of 10 years.

(2)
Granted options become exercisable in equal quarterly installments over a four year period following the date of grant.

Aggregated Option Exercises in 2002 and Fiscal Year-End Values

        The following table sets forth information relating to the exercise of stock options by the Named Executive Officers during 2002, the number of shares covered by stock options held by them at December 31, 2002 and also shows the value of their "in-the-money" options (market price of the Company's stock less the exercise price) at that date.

			Number of Securities Underlying Unexercised Options Held at December 31, 2002(#)
					Value of Unexercised In-the-Money Options at December 31, 2002 ($)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Wayne T. Hockmeyer	0	0	728,750	736,250	5,046,840	1,487,466
David M. Mott	13,518	0	1,505,698	1,506,250	11,239,861	1,239,555
Melvin D. Booth	0	0	1,506,250	793,750	14,606,610	1,239,555
James F. Young	0	0	777,390	618,750	6,887,832	557,800
Franklin H. Top, Jr.	0	0	755,000	530,000	6,419,231	557,800

Employment Agreements

        The Company has entered into employment agreements (the "Agreements") with each of the Named Executive Officers. The term of employment under the Agreements runs until August 15, 2005 (October 1, 2003, in the case of Dr. Hockmeyer and November 1, 2003 in the case of Dr. Top), subject to earlier termination as provided in the Agreements. Mr. Mott's, Mr. Booth's and Dr. Young's agreements renew automatically for additional one year terms unless either party gives notice of the intent not to renew. The Agreements provide for a base salary of each executive during the term of the Agreements, with such base salary (except in the case of Dr. Hockmeyer) to be reviewed for possible increase each year by the Compensation Committee. The current base salaries are $1,000,000 for Dr. Hockmeyer, $900,000 for Mr. Mott, $650,000 for Mr. Booth, $525,000 for Dr. Young and $275,000 for Dr. Top. Under the Agreements, each executive (i) will have an opportunity to earn an annual cash bonus based upon pre-determined performance standards of the Company, except that since Dr. Hockmeyer no longer serves as Chief Executive Officer of the Company, his Agreement provides that it is not anticipated that he would receive a bonus, (ii) will be entitled to participate in such employee benefit and fringe benefit plans or programs as are made available from time to time to similarly situated executives of the Company and (iii) will be eligible for the grant of stock options, as determined in the sole discretion of the Compensation Committee.

        The Agreements include provisions that are effective upon the termination of employment of the executive under certain circumstances. In the event that such a termination by the Company constitutes a "termination without cause" (as defined in the Agreements), the executive will be entitled to (i) accrued but unpaid compensation and benefits, (ii) continued payment of base salary plus a pro rata bonus amount for a period of two years (or one year in the case of Dr. Top) and (iii) continued benefit coverage for two years (or one year in the case of Dr. Top), except for Dr. Hockmeyer, who is entitled to lifetime benefit coverage. In the event that the executive resigns or his termination of employment constitutes a "termination for cause" (as defined in the Agreements), he will be entitled to accrued but unpaid compensation and benefits. In the event the executive is terminated on account of death or "disability" (as defined in the Agreements), he will be entitled to (i) accrued but unpaid compensation and benefits, (ii) a lump-sum payment equal to one year of base salary and (iii) in the case of "disability," continuation of medical benefit coverage for one year, except for Dr. Hockmeyer, who is entitled to lifetime benefit coverage.

        If the termination of employment of the executive constitutes a "termination without cause," or a resignation for "good reason," following a "change of control" of the Company (as defined in the Agreements), he will be entitled to (i) accrued but unpaid compensation and benefits, (ii) a lump sum payment equal to the executive's base salary (as in effect immediately prior to such termination) plus a pro rata bonus amount for three years (or two years in the cases of Dr. Hockmeyer and Dr. Top) as set forth in the Agreements, discounted to present value from the dates such payments would be made if paid on a semi-monthly basis and (iii) continuation of the medical benefits coverage for a period of three years (or two years in the case of Dr. Top), except for Dr. Hockmeyer, who is entitled to lifetime benefit coverage. In the event that Dr. Hockmeyer's, Mr. Mott's, Mr. Booth's or Dr. Young's termination of employment constitutes a "termination without cause" or a resignation for "good reason" within six months following a "change in control" of the Company, such executives shall retain the right to exercise any options to purchase shares of the Company's stock until the earlier of (a) three years following the date of such termination or (b) the expiration of the original full term of each such option.

        Upon a "change in control" of the Company, all options to purchase the Company stock held by Dr. Hockmeyer, Mr. Mott, Mr. Booth and Dr. Young will become fully vested and exercisable. In the event that any payment under the Agreements constitutes an excess parachute payment under Section 280G of the Internal Revenue Code (the "Code"), the executive will be entitled to additional gross-up payments such that the net amount retained by the executive after deduction of any excise taxes and all other taxes on the gross-up payments will be equal to the net amount that would have been retained from the initial payments under the Agreements.

        The Agreements include certain restrictive covenants for the benefit of the Company relating to non-disclosure by the executives of the Company's confidential business information, the Company's right to inventions and intellectual property, nonsolicitation of the Company's employees and customers and noncompetition by the executives with the Company's business. In the event that, subsequent to termination of employment, an executive breaches any of the restrictive covenants or directly or indirectly makes any adverse public statement or disclosure with respect to the business or securities of the Company, all payments and benefits to which the executive may otherwise be due under the Agreements shall immediately terminate and be forfeited.

Director Compensation

        As compensation for serving on the Board, members of the Board who are not employees of the Company receive an annual retainer of $10,000, a fee of $2,500 per Board meeting attended in person plus expenses and a fee of $1,000 for participating in a telephonic Board meeting. For attendance at meetings of Board committees held on days when the Board does not meet, such directors receive $1,000 per meeting attended in person plus expenses and $500 for participating by telephone. Directors may also be compensated for special assignments delegated by the Board of Directors. The Company also has a 1993 Non-Employee Directors Stock Option Plan, pursuant to which options for 30,000 shares are granted to each non-employee director upon commencement of service on the Board and options for 30,000 shares are granted to each non-employee director on June 30 of each year of continued service on the Board. The 1993 Non-Employee Directors Stock Option Plan expires in May of 2003 and a similar plan is proposed to replace it, subject to stockholder approval, as described in Proposal 4 below.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2002 with respect to shares of MedImmune common stock that may be issued under our equity compensation plans.

	A		B		C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column A)
Equity Compensation Plans Approved by Securities Holders:
MedImmune Plans[1]	24,966,442	[2]	$33.30	[2]	11,238,664	[3,4]
Plans Acquired through Acquisitions[5]	1,320,890		$28.23		0
Equity Compensation Plans Not Approved by Securities Holders:
MedImmune Plans	0		0		0
Plans Acquired through Acquisitions[6]	2,360,732		$27.96		0
Total	28,648,064		$32.62		11,238,664

(1)
Consists of the 1991 Stock Option Plan, the 1993 Non-Employee Directors Stock Option Plan, the 1999 Stock Option Plan and the 2001 Employee Stock Purchase Plan (the "ESPP").

(2)
Excludes shares available for future issuance under the ESPP.

(3)
Includes shares available for future issuance under the ESPP. As of December 31, 2002, 2,792,679 shares of MedImmune common stock were available for issuance under the ESPP.

(4)
Includes 150,000 shares available under the 1993 Non-Employee Directors Stock Option Plan that will expire on May 11, 2003.

(5)
Consists of the U.S. Bioscience, Inc. 1992 Stock Option Plan, the U.S. Bioscience, Inc. 1996 Non-Employee Directors Stock Plan, the Aviron 1992 Stock Option Plan and the Aviron 1996 Equity Incentive Plan.

(6)
Consists of the U.S. Bioscience, Inc. Non-Executive Stock Option Plan, the Aviron 1999 Non-Officer Equity Incentive Plan and options issued by Aviron outside of any plan. See Note 14 to the consolidated financial statements included in our 2002 Annual Report.

Performance Graph

        The chart set forth below shows the cumulative return on an investment of $100 on December 31, 1997, in each of MedImmune's common stock, the Standard & Poor's 500 Composite Stock Index (the "S&P 500"), and the Nasdaq Pharmaceutical Stocks Total Return Index (the "Nasdaq Pharmaceutical Index"). All values assume reinvestment of the pre-tax value of dividends paid by companies included in these indices and are calculated as of December 31 of each year. MedImmune's share prices have been adjusted to reflect a two-for-one stock split effected by the Company in December of 1998 and a three-for-one stock split effected by the Company in June 2000. The S&P 500, of which the Company is a member, is one of the most widely used benchmarks of U.S. equity performance and consists of 500 stocks chosen for market size, liquidity, and industry group representation. It is a market-value weighted index (stock price times number of shares outstanding), with each stock's weight in the index proportionate to its market value. The Company has selected the Nasdaq Pharmaceutical Index, which is calculated and supplied by Nasdaq, as the appropriate published industry index for this comparison. The Nasdaq Pharmaceutical Index, which is comprised of approximately 300 companies, includes MedImmune among many other biotechnology companies. The stock price performance on the graph below is not necessarily indicative of future price performance.

* $100 invested on 12/31/97 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

Date	MedImmune	S&P 500	Nasdaq Pharmaceutical Index

Dec-97	100.00	100.00	100.00
Dec-98	231.92	128.58	126.94
Dec-99	773.76	155.64	239.34
Dec-00	667.42	141.46	298.55
Dec-01	648.69	124.65	254.43
Dec-02	380.26	97.10	164.36

Report of the Audit Committee

        The Board of Directors appoints an audit committee (the "Audit Committee") each year. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to financial reporting. The Audit Committee consists of four outside directors, each of whom is independent within the meaning of the rules of the National Association of Securities Dealers, Inc. The Audit Committee is governed by a written charter adopted by the Board of Directors.

        The Audit Committee reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2002. It also discussed with PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 and it received from PricewaterhouseCoopers the written disclosures and the letter required by the Independence Standards Board Standard No. 1. Furthermore, the Audit Committee discussed with PricewaterhouseCoopers and considered whether the non-audit services provided to the Company by PricewaterhouseCoopers were compatible with maintaining its independence. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Company's Annual Report to Stockholders and its Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and determined to retain PricewaterhouseCoopers as independent auditors to conduct the audit of the Company's financial statements for the year ending December 31, 2003.

                      Gordon S. Macklin (Chairman)
                      M. James Barrett, Ph.D.
                      Barbara Hackman Franklin
                      Elizabeth H.S. Wyatt

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires MedImmune's directors and executive officers to file reports of ownership and changes in ownership of MedImmune common stock with the Securities and Exchange Commission, with a copy delivered to the Company. Based on a review of the Section 16(a) reports furnished to the Company and written representations from the executive officers and directors, MedImmune believes that its officers and directors complied on a timely basis with reporting requirements applicable to them for transactions during 2001 and 2002, except for one inadvertent late filing by Elizabeth H.S. Wyatt. Ms. Wyatt reported on Form 3 in September of 2002 when the Form 3 was originally due in February of 2002.

Related Party Transaction

        In December 2002, MedImmune Ventures, Inc., a wholly-owned venture capital subsidiary of the Company, participated along with other venture capital investors in a private placement of Series C Preferred Stock of Iomai Corporation, a privately-held biotechnology company. In the transaction, MedImmune Ventures invested $5 million and acquired an equity interest in Iomai of approximately 6.6%. Among the other venture capital investors participating in the transaction was New Enterprise Associates 10, Limited Partnership, a venture capital fund ("NEA 10"), the general partner of which is NEA Partners 10, Limited Partnership ("NEA 10 GP"). M. James Barrett, a member of the Company's Board of Directors, is a general partner of NEA 10 GP with an economic interest in NEA 10 GP of under 5% and a limited partner of NEA 10 with an economic interest in NEA 10 of under 1% and is a member of the board of directors of Iomai (as a respresentative of NEA 10). All investors in this transaction invested on the same terms and none of the NEA entities nor Dr. Barrett received any fees or other compensation as a result of the transaction.

PROPOSAL 2—APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

        In February 2003, the Board of Directors adopted, subject to stockholder approval, an amendment (the "Amendment") to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 320,000,000 to 420,000,000. The authorized number of shares of preferred stock of the Company would remain 5,524,525 shares. The Board of Directors determined that this amendment is advisable and should be considered at the Annual Meeting of Stockholders to be held on May 22, 2003.

        As noted above, at March 31, 2003 there were 251,757,568 shares of the Company's common stock outstanding. At that date, after giving effect to 37,285,322 shares reserved for issuance under the Company's stock option plans, 3,440,000 shares reserved for issuance under the 5 1/4% Convertible Subordinated Notes due 2008 and 419,250 shares reserved for issuance under warrants, the Company had 27,097,860 shares available for issuance. The proposed amendment would provide for an additional 100,000,000 shares of common stock available for issuance.

Purposes and Effects of Proposed Increase in the Number of Authorized Shares of Common Stock

        The additional common stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding common stock of the Company. Approval of the Amendment by stockholders and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock of the Company, except for effects incidental to increasing the number of shares of the Company's common stock outstanding, including a dilutive effect on present stockholders. The proposed amendment would not change the par value of the common stock. The availability for issuance of additional shares of common stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

        The Board of Directors believes it is desirable to increase the number of shares of common stock the Company is authorized to issue, to reserve an amount of shares issuable upon the exercise of stock options and to ensure that shares will be available for issuance without delay, if required in the future. Possible purposes for additional shares of common stock include effecting acquisitions of other businesses or products, establishing strategic relationships with other companies, or securing additional financing. The Company has no present commitments, agreements, or intent to issue additional shares of common stock, other than with respect to currently reserved shares to be issued upon conversion of the 5 1/4% Convertible Subordinated Notes due 2008, upon exercise of issued warrants and under the Company's stock option plans and the shares that would be reserved under the stock option plans referred to in Proposals 3 and 4 below.

Effective Date of Proposed Amendment

        The proposed amendment to the Restated Certificate of Incorporation of the Company, if adopted by the required vote of stockholders, will become effective upon filing a Certificate of Amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. No further actions or authorizations by the Company's stockholders would be necessary prior to the issuance of the additional shares of common stock unless required by applicable law or regulatory agencies or by the rules of any stock exchange on which the Company's securities may be listed.

        The Board of Directors recommends a vote FOR approval of the amendment to the Restated Certificate of Incorporation.

PROPOSAL 3—APPROVAL OF AMENDMENT TO 1999 STOCK OPTION PLAN

        On February 20, 2003, the Board of Directors adopted an amendment to the Company's 1999 Stock Option Plan (the "1999 Plan"), subject to stockholder approval, which would increase the maximum number of shares of common stock authorized for issuance under the 1999 Plan from 25,250,000 to 31,250,000. The following is a summary of the material features of the 1999 Plan, as well as the amendment proposed for approval.

        Stock options have been an integral component of the Company's compensation program since the formation of the Company, providing long-term incentives for employees, aligning the interests of employees with those of the stockholders, as well as encouraging their ownership of the Company's common stock. The 1999 Plan provides for the grant of incentive stock options ("ISOs"), which qualify under Section 422 of the Code, and for the grant of nonqualified stock options ("NSOs"), which do not so qualify. The 1999 Plan is administered by the Compensation Committee. Subject to the limitations set forth in the 1999 Plan, the Compensation Committee has the authority to determine the persons to whom options will be granted, the time at which options will be granted, the number of shares subject to each option, the exercise price of each option, the time or times at which the options will become exercisable and the duration of the exercise period. ISOs may be granted only to employees or officers of the Company. NSOs may be granted to employees, officers, consultants, members of the Board of Directors or advisors of the Company. The option price is determined by the Compensation Committee, but may not be less than 100% of the fair market value of the common stock on the date of grant. The maximum number of shares of common stock underlying stock options that may be granted to any participant during any one calendar year under the 1999 Plan is 3,000,000 shares. The maximum term of options granted under the 1999 Plan is 10 years from the date of the grant. ISOs granted to any participant who owns stock possessing more than 10% of the total combined voting power of all classes of outstanding stock of the Company are subject to special limitations relating to the exercise price and term of the options.

        The Compensation Committee may accelerate the vesting of an option at any time prior to its termination or upon the occurrence of specified events, subject to limitations set forth in the 1999 Plan. The Compensation Committee has the authority, with the consent of the participant, to cancel and replace stock options previously granted with new options for the same or different number of shares and having a higher or lower exercise price, and may amend, with the consent of the participant, the terms of any outstanding stock option; provided, however, that the Committee shall not, without the approval of the Company's stockholders, cause the cancellation, substitution or amendment of options that would have the effect of reducing the exercise price of options previously granted under the Plan. Under the 1999 Plan, proportionate adjustments to stock options will be made upon certain reorganizations of the Company. The 1999 Plan provides that the exercise price of an option is to be payable in cash or by such other method of payment as the Compensation Committee may approve.

        The 1999 Plan has a term of 10 years, subject to earlier termination or amendment by the Board of Directors, and all options granted under the 1999 Plan prior to its termination remain outstanding until they have been exercised or are terminated in accordance with their terms. The Board will seek stockholder approval for any amendments to the 1999 Plan if it determines that such approval is required in order to comply with Sections 422 or 162(m) of the Code or the rules of any security exchange. The Board of Directors may, from time to time, grant options to employees in foreign jurisdictions under the 1999 Plan. To the extent necessary to comply with the laws of foreign jurisdictions, the terms of the foreign grants may vary from the terms that would otherwise be applicable under the 1999 Plan.

        The 1999 Plan was initially adopted by the Board of Directors with 8,250,000 shares of common stock reserved for issuance upon exercise of stock options granted to participants. The Board amended the 1999 Plan in February 2000 to increase the maximum number of shares reserved for issuance to 14,250,000; in February 2001 to increase the maximum number of shares reserved for issuance to 19,250,000; and in

February 2002 to increase the maximum number of shares reserved for issuance to 25,250,000. The prior increases were approved by the stockholders at the 2000, 2001 and 2002 Annual Meetings, respectively.

        In order to allow the 1999 Plan to continue to provide long-term incentives to employees, the Board of Directors has authorized the increase in the number of shares of common stock under the 1999 Plan by 6,000,000 shares, subject to stockholder approval. As of March 31, 2003, 4,337,452 shares remained available for grant under the 1999 Plan.

        The Board of Directors recommends a vote FOR approval of the amendment to the 1999 Stock Option Plan.

PROPOSAL 4—APPROVAL OF THE 2003 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

        On February 20, 2003, the Board of Directors approved the 2003 Non-employee Directors Stock Option Plan (the "2003 Directors Plan") and reserved 800,000 shares of common stock for issuance thereunder, subject to stockholder approval. The Board of Directors adopted the 2003 Directors Plan at this time because the ten year term of the Company's 1993 Non-employee Directors Stock Option Plan will expire this year. The purpose of the 2003 Directors Plan is to compensate non-management directors for participation on the Board of Directors or its committees by the automatic grant of stock options to purchase shares of the Company's common stock. Directors who are employees of the Company are not eligible to participate in the 2003 Directors Plan. As of March 31, 2003, there were 150,000 shares available for grant under the 1993 Non-employee Directors Stock Option Plan that will expire when the plan terminates on May 11, 2003.

        The contribution and services of the Company's non-employee directors are considered essential to the Company's continued growth and progress. The ability of any public company to attract and retain highly qualified individuals to serve as non-employee directors has been affected in recent years by the risks and demands associated with such a position.

        The 2003 Directors Plan that is being proposed for stockholder approval has been designed to satisfy several objectives. The 2003 Directors Plan provides additional compensation to non-employee directors in recognition of their contribution and services to the Company. In addition, the payment of additional compensation in the form of stock options recognizes the Company's long-standing commitment to offering stock-based incentives to motivate individuals to contribute significantly to the Company's future growth and success and to align the long-term interest of these individuals with those of the Company's stockholders.

  Summary of 2003 Directors Plan

        The full text of the 2003 Directors Plan is set forth in Exhibit A to this Proxy Statement. A brief description of the principal features of the 2003 Directors Plan follows, but is qualified in its entirety by reference to the full text.

  Participation and Administration

        Directors of the Company who are not employees of the Company (currently five persons) will be eligible to participate in the 2003 Directors Plan. The 2003 Directors Plan will be administered by the Board of Directors of the Company (the "Board"). All questions of interpretation of the 2003 Directors Plan or of the options granted pursuant to the 2003 Directors Plan shall be determined by the Board. However, the grants of stock options and the amount and nature of the options to be granted will be automatic, as described below.

  Terms and Condition of Options

        Stock options to purchase shares of the common stock of the Company will be granted to eligible directors as follows: 30,000 shares upon initial appointment to the Board and annual awards of 30,000 shares on each June 30 during the director's term, provided the director has been a member of the Board for at least one year. The exercise price for options will be determined by the closing price as reported on the Nasdaq Stock Market, Inc. (or other principal exchange on which the common stock is traded) on the business day preceding the date the option is granted. Options will become exercisable in 25% annual increments beginning on the first anniversary of the date of grant and shall remain exercisable until the tenth anniversary of the grant date. If a director is terminated for cause, all options will be forfeited immediately. If a director ceases to be member of the Board for any other reason, only previously vested options may be exercised for a period of three months following termination (or one year in the case of termination of account of death or disability). In the event of a change in control involving the Company, all options would vest immediately unless such options are assumed by the successor corporation. Options will be evidenced by a written agreement substantially in such form as shall be approved by the Board.

        If the 2003 Directors Plan had in effect during 2002, the Company's non-employee directors as a group would have received options covering an aggregate of 180,000 shares of common stock, with an average exercise price of $28.90. On March 31, 2003, the last reported sale price of the common stock on the Nasdaq Stock Market, Inc. was $32.83.

        The exercise price of options granted under the 2003 Directors Plan must be paid as determined by the Board on the date of grant and may include payment by check, by delivery of shares of the MedImmune common stock that have a fair market value on the exercise date equal to the exercise price of the option or by a combination of the foregoing. Stock options granted under the 2003 Directors Plan are intended to be non-qualified stock options.

  Shares Subject to the 2003 Directors Plan

        The number of shares of common stock that are reserved for issuance under the 2003 Directors Plan will be 800,000 shares, subject to adjustment for stock splits and similar events. Options and shares that are forfeited or otherwise reacquired by the Company will again be available for the grant of options under the 2003 Directors Plan.

        The proceeds received by the Company from exercises under the 2003 Directors Plan will be used for the general purposes of the Company. Shares issued under the 2003 Directors Plan may be authorized but unissued shares or shares reacquired by the Company and held in treasury.

  Amendment and Termination

        The 2003 Directors Plan shall remain in full force and effect until suspended or discontinued by the Board. The Board may at any time or times amend or review the 2003 Directors Plan, provided that approval of the Company's stockholders is required for any amendment that has the effect of reducing the exercise price of stock options previously granted. Solely to the extent deemed necessary or advisable by the Board, for purposes of complying with the rules of any securities exchange or for any other reason, the Board may seek the approval of any other amendment by the Company's stockholders.

  Effective Date of the 2003 Directors Plan

        The 2003 Directors Plan will become effective on the date that it is approved by the stockholders of the Company.

  Federal Income Tax Aspects

        The following is a general description of federal income tax consequences to directors and the Company relating to stock options granted under the 2003 Directors Plan. This discussion does not purport to cover all federal tax consequences relating to the directors or the Company, nor does it describe state, local or foreign tax consequences.

        A director will not generally recognize income upon the grant of a non-qualified stock option to purchase shares of common stock. Upon exercise of the option, the director will generally recognize ordinary compensation income equal to the excess of the fair market value over the exercise price for such shares. The tax basis of the shares of common stock in the hands of the director will equal the exercise price paid for the shares plus the amount of ordinary compensation income the director recognizes upon exercise of the option, and the holding period for the shares for capital gains purposes will commence on the day the option is exercised. A director who sells any of such shares of common stock will recognize capital gain or loss measured by the difference between the tax basis of the shares and the amount realized on the sale. The Company will be entitled to a tax deduction equal to the amount of ordinary compensation income recognized by the director. The deduction will be allowed at the same time the director recognizes the income.

        The Board of Directors recommends a vote FOR the approval of the MedImmune, Inc. 2003 Non-employee Directors Stock Option Plan, the text of which is set forth in the appendix to this Proxy Statement.

PROPOSAL 5—APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee approved the appointment of PricewaterhouseCoopers as independent auditors for fiscal 2003, subject to stockholder approval and ratification. The Audit Committee, in making its determination, reviewed the performance of PricewaterhouseCoopers in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers in these respects.

        PricewaterhouseCoopers has served as the Company's independent auditor since the Company's inception. Representatives of PricewaterhouseCoopers will be present at the stockholders' meeting and will have the opportunity to make such statements as they may desire. They will also be available to respond to appropriate questions from the stockholders present.

Audit Fees

        The aggregate fees billed by PricewaterhouseCoopers in connection with its audit of the Company's annual financial statements for the year ended December 31, 2002 and its review of the financial statements included in the Company's Forms 10-Q during 2002 were $335,500.

Financial Information Systems Design and Implementation Fees

        The Company did not engage PricewaterhouseCoopers to provide services for the Company regarding financial information systems design and implementation during 2002.

All Other Fees

        PricewaterhouseCoopers was engaged last year to perform certain non-audit related services on behalf of the Company. PricewaterhouseCoopers billed the Company fees totaling $687,670 for these services. These services primarily related to the preparation of federal and state tax returns ($237,919), assistance with SEC filings ($121,800), assistance in connection with the Company's acquisition of Aviron ($162,000) and general accounting consulting and transaction services.

        The Board of Directors recommends a vote FOR approval of the appointment of PricewaterhouseCoopers as independent auditors of the Company for the year 2003.

SECURITY OWNERSHIP

Principal Stockholders

        The following table sets forth certain information at January 31, 2003 regarding the beneficial ownership of Company common stock of each person known by the Company to be the beneficial owner of more than five percent of the outstanding common stock, each of the directors of the Company, each of the Named Executive Officers and all Named Executive Officers and directors of the Company as a group.

	Beneficial Ownership
Name	Number of Shares	Percent
FMR Corp 82 Devonshire Street Boston, Massachusetts 02109	17,384,650	6.7%
Wayne T. Hockmeyer, Ph.D.(1)	1,103,125	*
David M. Mott(1)	2,114,067	*
Melvin D. Booth(1)	1,857,023	*
James F. Young Ph.D.(1)	1,029,303	*
Franklin H. Top, Jr., M.D.(1)	1,908,013	*
M. James Barrett, Ph.D.	46,000	*
James H. Cavanaugh, Ph.D.(1)(2)	194,928	*
Barbara Hackman Franklin(1)	169,925	*
Gordon S. Macklin(1)	270,000	*
Elizabeth H.S. Wyatt	7,500	*
All Named Executive Officers and directors as a group (10 persons)(1)(2)	8,699,884	3.4%

*
Less than one percent.

(1)
Includes shares of common stock issuable upon exercise of options vesting prior to April 1, 2003 as follows: Dr. Hockmeyer, 1,093,125 shares; Mr. Mott, 1,899,448 shares; Mr. Booth, 1,837,500 shares; Dr. Young, 969,890 shares; Dr. Top, 941,250 shares; Dr. Barrett, 45,000 shares; Dr. Cavanaugh, 22,500 shares; Ms. Franklin, 165,000 shares; Mr. Macklin, 270,000 shares; Ms. Wyatt, 7,500 shares; and all officers and directors as a group, 7,251,213 shares.

(2)
Includes 88,590 shares owned directly by Dr. Cavanaugh and 83,838 shares owned by a partnership of which Dr. Cavanaugh is a general partner.

OTHER MATTERS

        The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. Other business may properly come before the meeting and, in that event, it is the intention of the Proxy Committee to vote as recommended by the Company.

Proxy Solicitation

        The solicitation of proxies is being conducted by the Company, which will bear the cost of these solicitations. The Company will request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company expects to solicit proxies primarily by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by facsimile, or by mail. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. MacKenzie Partners, Inc. will solicit proxies by personal interview, telephone, facsimile, and mail. It is anticipated that the fee for those services will not exceed $5,000 plus reimbursement of customary out-of-pocket expenses.

Deadline for Submission of Stockholder Proposals for Next Year's Annual Meeting

        The proxy rules adopted by the Securities and Exchange Commission provide that certain stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be submitted in writing and received by the Corporate Secretary of the Company no later than December 29, 2003. Stockholders who wish to submit a proposal at next year's Annual Meeting, but do not comply with requirements for inclusion of the proposal in next year's proxy statement, must submit the proposal in writing, to be received by the Corporate Secretary of the Company no later than March 15, 2004, which date is 45 days before the first anniversary of the date (April 29) on which this proxy statement is first being mailed to stockholders.

        The Company's Annual Report to stockholders, including the Company's audited financial statements for the year ended December 31, 2002, is being mailed with this proxy statement to all stockholders of record as of the close of business on March 31, 2003.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE
ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                      By Order of the Board of Directors,

                      TIMOTHY R. PEARSON
                      Corporate Secretary

35 West Watkins Mill Road
Gaithersburg, Maryland 20878
April 17, 2003

EXHIBIT A

MEDIMMUNE, INC.

2003 Non-Employee Directors Stock Option Plan

ARTICLE I
PURPOSE

        1.1  The MedImmune, Inc. 2003 Non-Employee Directors Stock Option Plan is intended to advance the interests of MedImmune, Inc. and its stockholders by attracting, retaining and motivating the performance of non-employee directors of MedImmune, Inc., and to encourage and enable such directors to acquire and retain a proprietary interest in MedImmune, Inc. by ownership of its stock.

ARTICLE II
DEFINITIONS

        2.1  "Board" means the Board of Directors of the Company.

        2.2  "Code" means the Internal Revenue Code of 1986, as amended.

        2.3  "Common Stock" means the Company's Common Stock, par value $.01 per share.

        2.4  "Company" means MedImmune, Inc., a Delaware corporation.

        2.5  "Date of Grant" means the date on which an Option is granted in accordance with Section 5.1 hereof.

        2.6  "Fair Market Value" of a share of Common Stock as of a given date means the closing sales price of the Common Stock on the Nasdaq Stock Market, Inc. on the trading day immediately preceding the date as of which Fair Market Value is to be determined or, in the absence of any reported sales of Common Stock on such date, on the first preceding date on which any such sale shall have been reported. If Common Stock is not listed on the Nasdaq Stock Market, Inc. on the date as of which Fair Market Value is to be determined, the Board shall determine in good faith the Fair Market Value in whatever manner it considers appropriate.

        2.7  "Non-Employee Director" means any member of the Board who is not an employee of the Company.

        2.8  "Option" means a stock option granted under the Plan.

        2.9  "Optionee" means a person to whom an Option has been granted, which Option has not expired under the Plan.

        2.10 "Option Price" means the price at which each share of Common Stock subject to an Option may be purchased, determined in accordance with Section 5.2 hereof.

        2.11 "Plan" means the MedImmune, Inc. 2003 Non-Employee Directors Stock Option Plan.

        2.12 "Stock Option Agreement" means an agreement between the Company and an Optionee under which the Optionee may purchase Common Stock under the Plan.

ARTICLE III
ADMINISTRATION

        Subject to the express provisions of the Plan, the Board shall have discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the details and provisions of each Stock Option Agreement, and to make all the determinations necessary or advisable in the administration of the Plan. All such actions and determinations by the Board shall be conclusively binding for all purposes and upon all persons. Notwithstanding the foregoing, the Board shall have no discretionary authority with respect to the determination of the number of shares of Common Stock, the Option Price and the Date of Grant of any Option granted under the Plan. The Board shall not be liable for any action or determination made in good faith with respect to the Plan, any Option or any Stock Option Agreement entered into hereunder.

ARTICLE IV
SHARES OF STOCK SUBJECT TO PLAN

        4.1  Number of Shares. Subject to adjustment pursuant to the provisions of this Article IV, the maximum number of shares of Common Stock which may be issued and sold hereunder shall be 800,000 shares. Shares of Common Stock issued and sold under the Plan may be either authorized but unissued shares or shares held in the Company's treasury. Shares of Common Stock covered by an Option that shall have been exercised shall not again be available for an Option grant. If an Option shall terminate for any reason without being wholly exercised, the number of shares to which such Option termination relates shall again be available for grant hereunder.

        4.2  Antidilution. Subject to Section 4.3 hereof, in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger or consolidation, or the sale, conveyance, or other transfer by the Company of all or substantially all of its property, or any other change in the corporate structure or shares of the Company, pursuant to any of which events the then outstanding shares of Common Stock are split up or combined, or are changed into, become exchangeable at the holder's election for, or entitle the holder thereof to cash, other shares of stock or any other consideration, or in the case of any other transaction described in Section 424(a) of the Code, the Board may change the number and kind of shares (including by substitution of shares of another corporation) subject to the Options and/or the Option Price of such shares in the manner that it shall deem to be equitable and appropriate.

        4.3  Change in Control. Upon a "change in control" of the Company (as defined below), each outstanding Option, to the extent that it shall not otherwise have become exercisable, shall become fully and immediately vested and exercisable (without regard to the otherwise applicable installment exercise requirement under Section 5.3 hereof); provided, however, that no such vesting shall occur if provision has been made in writing in connection with such transaction for (a) the continuation of the Plan and/or the assumption of such Options by a successor corporation (or a parent or subsidiary thereof) or (b) the substitution for such Options of new options covering the stock of a successor corporation (or a parent or subsidiary thereof), with appropriate adjustments as to the number and kinds of shares and Option Prices. In the event of any such continuation, assumption or substitution, the Plan and/or such Options shall continue in the manner and under the terms so provided.

For purposes of this Section 4.3, a "Change in Control" shall be deemed to have occurred upon:

          (i)    an acquisition subsequent to the date the Plan shall become effective by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of Common Stock or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company

  Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company;

          (ii)  a change in the composition of the Board such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;

          (iii)  the consummation of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, in which outstanding shares of Common Stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 80% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (of either the Company or another company) or cash or other property;

          (iv)  the issuance of shares of Common Stock in connection with a merger, consolidation, reorganization or similar corporate transaction in an amount in excess of 40% of the number of shares of Common Stock outstanding immediately prior to the consummation of such transaction;

          (v)  the approval by the stockholders of the Company of (A) the sale or other disposition of all or substantially all of the assets of the Company or (B) a complete liquidation or dissolution of the Company; or

          (vi)  the adoption by the Board of a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

ARTICLE V
OPTIONS

        5.1  Grant of Option. Each Non-Employee Director shall receive a grant of an Option to purchase 30,000 shares of Common Stock on the date he first becomes a member of the Board. In addition to the foregoing, each Non-Employee Director shall receive a grant of an Option to purchase 30,000 shares of Common Stock on each June 30 during the term of such Non-Employee Director, provided such Non-Employee Director has been a member for at least one year. The Company and the Optionee shall execute a Stock Option Agreement which shall set forth such terms and conditions of the Option as may be determined by the Board to be consistent with the Plan, and which may include additional provisions and restrictions that are not inconsistent with the Plan.

        5.2  Option Price. The Option Price of each share of Common Stock subject to an Option shall be 100 percent of the Fair Market Value of a share of Common Stock on the trading date immediately preceding the Date of Grant.

        5.3  Vesting and Term of Option. An Option shall vest and become exercisable in cumulative annual installments, each of which shall relate to 25 percent of the total number of shares of an Option award, beginning on the first anniversary of Date of Grant, provided that the Optionee is a member of the Board on such date. The period during which a vested Option may be exercised shall be ten years from the Date of Grant.

        5.4  Option Exercise. Subject to such terms and conditions as shall be specified in a Stock Option Agreement, an Option may be exercised in whole or in part at any time during the term thereof by written notice to the Company, together with payment of the aggregate Option Price therefor. Payment of the Option Price shall be made, at the discretion of the Board as specified in the Stock Option Agreement, by (i) payment in cash or cash equivalent acceptable to the Board, (ii) payment in shares of Common Stock that has been held by the Optionee for at least six months (or such other period as the Board may deem appropriate for purposes of applicable accounting rules), valued at the Fair Market Value of such shares on the date of exercise, (iii) a broker-assisted "cashless exercise," (iv) a combination of the methods described above, or (v) such other method as may be approved by the Board and set forth in the Stock Option Agreement.

        5.5  Limited Transferability of Option. All Options shall be nontransferable except (i) upon the Optionee's death, by the Optionee's will or the laws of descent and distribution or (ii) on a case-by-case basis as may be approved by the Board in its discretion, in accordance with the terms provided below. A Stock Option Agreement may provide that the Optionee shall be permitted to, during his or her lifetime and subject to the prior approval of the Board at the time of proposed transfer, transfer all or part of the Option to the Optionee's family member (as defined in the Stock Option Agreement in a manner consistent with the requirements for the Form S-8 registration statement, if applicable). The transfer of a Option may be subject to such other terms and conditions as the Board may in its discretion impose from time to time. Subsequent transfers of an Option shall be prohibited other than by will or the laws of descent and distribution upon the death of the transferee.

ARTICLE VI
TERMINATION OF SERVICE

        6.1  Death. If an Optionee shall die at any time after the Date of Grant and while he is a member of the Board, the executor or administrator of the estate of the decedent, or the person or persons to whom an Option shall have been validly transferred in accordance with Section 5.5 hereof pursuant to will or the laws of descent and distribution, shall have the right, during the period ending one year after the date of the Optionee's death (subject to Section 5.3 hereof concerning the maximum term of an Option), to exercise the Optionee's Option to the extent that it was exercisable at the date of such Optionee's death and shall not have been previously exercised.

        6.2  Disability. If an Optionee's service as a member of the Board shall be terminated as a result of his permanent and total disability (within the meaning of Section 22(e)(3) of the Code) at any time after the Date of Grant, the Optionee (or in the case of an Optionee who is legally incapacitated, his guardian or legal representative) shall have the right, during a period ending one year after the date of his disability (subject to Section 5.3 hereof concerning the maximum term of an Option), to exercise such Option to the extent that it was exercisable at the date of such Optionee's disability and shall not have been previously exercised.

        6.3  Removal for Cause. If an Optionee shall be removed from the Board for cause, the Optionee's right to exercise any unexercised portion of his Option shall immediately terminate and all rights thereunder shall cease. An Optionee shall be considered to have been removed for "cause" for purposes of this Section 6.3 when he shall have been removed from the Board by the stockholders of the Company for cause in accordance with applicable state law and the Certificate of Incorporation and By-Laws of the Company.

        6.4  Other Termination of Service. If an Optionee's service as a member of the Board shall be terminated for any reason other than death, permanent and total disability or removal for cause, the

Optionee shall have the right, during the period ending three months after such termination (subject to Section 5.3 hereof concerning the maximum term of an Option), to exercise such Option to the extent that it was exercisable at the date of such termination of service and shall not have been previously exercised.

ARTICLE VII
STOCK CERTIFICATES

        7.1  Issuance of Certificates. Subject to Section 7.2 hereof, the Company shall issue a stock certificate in the name of the Optionee (or other person exercising the Option in accordance with the provisions of the Plan) for the shares of Common Stock purchased by exercise of an Option as soon as practicable after due exercise and payment of the aggregate Option Price for such shares.

        7.2  Conditions. No shares of Common Stock will be issued or transferred pursuant to an Option unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Option, the Company may require the Optionee to take any reasonable action to meet such requirements. The Board may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.

        7.3  Legends. The Company reserves the right to legend any certificate for shares of Common Stock, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

ARTICLE VIII
EFFECTIVE DATE, TERMINATION AND AMENDMENT

        8.1  Effective Date. The Plan shall become effective after its adoption by the Board and on the date of its approval by the affirmative votes of a majority of the stockholders of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with applicable state law and the Certificate of Incorporation and By-Laws of the Company.

        8.2  Termination. The Plan shall terminate on the tenth anniversary of the date the Plan is approved by the stockholders of the Company. The Board may, in its sole discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall in any manner affect any Option theretofore granted without the consent of the Optionee or the permitted transferee of the Option.

        8.3  Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan; provided, however, that no amendment or modification of the Plan shall be effective without the consent of the Company's stockholders that would have the effect of reducing the Option Price per share of Options previously granted under the Plan, other than as permitted by Sections 4.2 and 4.3 hereof. In addition, the Board may seek the approval of any amendment or modification by the Company's stockholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with the listing requirements of the Nasdaq Stock Market, Inc. or other exchange or securities market or for any other purpose. No amendment or modification of the Plan shall adversely affect any Option theretofore granted without the consent of the Optionee or the permitted transferee of the Option.

ARTICLE IX
MISCELLANEOUS

        9.1  Service on Board. Nothing in the Plan, in the grant of any Option or in any Stock Option Agreement shall confer upon any Non-Employee Director the right to continue service as a member of the Board.

        9.2  Rights as Stockholder. An Optionee or the permitted transferee of an Option shall have no rights as a stockholder with respect to any shares subject to such Option prior to the purchase of such shares by exercise of such Option as provided herein. Nothing contained herein or in the Stock Option Agreement relating to any Option shall create an obligation on the part of the Company to repurchase any shares of Common Stock purchased hereunder.

        9.3  Plan Binding on Successors. The Plan shall be binding upon the Company, its successors and assigns, and the Optionee, his executor, administrator and permitted transferees.

        9.4  Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

        9.5  Severability. If any provision of the Plan or any Stock Option Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

        9.6  Governing Law. The validity and construction of this Plan and of the Stock Option Agreements shall be governed by the laws of the State of Delaware.

35 West Watkins Mill Road	Gaithersburg, Maryland 20878	301-417-0770	Fax: 301-527-4200 www.medimmune.com

MEDIMMUNE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints David M. Mott and Melvin D. Booth, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all the shares of Common Stock of MedImmune, Inc. held in the name of the undersigned at the close of business on March 31, 2003, at the 2003 Annual Meeting of Stockholders to be held on May 22, 2003 at 10:00 a.m. Eastern Daylight Time, and at any adjournments thereof, with all the powers the undersigned would have if personally present, as indicated on the reverse side hereof.

(Continued and to be signed on reverse side)

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
MEDIMMUNE, INC.

May 22, 2003

Please Detach and Mail in the Envelope Provided

A ☒	Please mark your votes as in this example.
		FOR all nominees listed at right (except as indicated to the contrary)	AGAINST all nominees listed at right	All nominated to serve for one year terms:			FOR	AGAINST	ABSTAIN
1.	ELECTION OF DIRECTORS:	☐	☐	Wayne T. Hockmeyer David M. Mott Melvin D. Booth Franklin H. Top, Jr.	2.	To approve an amendment to the Restated Certificate of Incorporation	☐	☐	☐
	For, except vote withheld from the following nominee(s):			M. James Barrett James H. Cavanaugh Barbara H. Franklin	3.	To approve an amendment to the 1999 Stock Option Plan	☐	☐	☐
				Gordon S. Macklin Elizabeth H. S. Wyatt	4.	To approve the 2003 Non-Employee Directors Stock Option Plan	☐	☐	☐
					5.	To approve and ratify the appointment of Directors of PricewaterhouseCoopers LLP as independent auditors for 2003.	☐	☐	☐
					6.
						The Board of Directors may vote in their discretion upon such other matters that may properly come before the meeting, and in accordance with the accompanying notice and proxy statement, receipt of which is acknowledged.

					All proposals referenced herein have been made by MedImmune, Inc. and no proposal is related to or conditioned upon the approval of any other proposal. If this proxy is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the stockholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this proxy will be voted FOR the election of directors and FOR Proposals 2 through 5.
SIGNATURE	DATE		DATE

SIGNATURE, IF HELD JOINTLY

Note: Please sign exactly as name appears hereon. When signing in a representative capacity, please give full title.

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GENERAL INFORMATION
PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2—APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
PROPOSAL 3—APPROVAL OF AMENDMENT TO 1999 STOCK OPTION PLAN
PROPOSAL 4—APPROVAL OF THE 2003 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
PROPOSAL 5—APPOINTMENT OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP
OTHER MATTERS
MEDIMMUNE, INC. 2003 Non-Employee Directors Stock Option Plan
ARTICLE I PURPOSE
ARTICLE II DEFINITIONS
ARTICLE III ADMINISTRATION
ARTICLE IV SHARES OF STOCK SUBJECT TO PLAN
ARTICLE V OPTIONS
ARTICLE VI TERMINATION OF SERVICE
ARTICLE VII STOCK CERTIFICATES
ARTICLE VIII EFFECTIVE DATE, TERMINATION AND AMENDMENT
ARTICLE IX MISCELLANEOUS